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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Jafra Worldwide Holdings
(Lux) S.aR.L. on Form S-4 of our reports dated June 12, 2003 on the financial statements of Distribuidora Comercial Jafra, S.A. de C.V. (reflecting the carved-out distribution business operations of Distribuidora Venus, S.A. de C.V.) and the consolidated financial statements of Jafra Cosmetics International, S.A. de C.V. and subsidiaries (excluding the operations of Distribuidora Comerical Jafra, S.A. de C.V.), respectively, appearing in the Prospectus, which is part of this Registration Statement, and of our reports dated June 12, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.


DELOITTE & TOUCHE

Mexico City, Mexico
June 25, 2003